UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 7, 2007

Warwick Valley Telephone Company
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-11174	14-1160510
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick , New York		10990
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	845-986-8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 7, 2007 Warwick Valley Telephone Company (the "Company") issued a press release announcing that the Company entered into a new employment agreement on June 4, 2007 with Kenneth H. Volz. Mr. Volz, age 57, previously hired on January 25, 2007 on an interim basis, will continue to serve as Vice President, CFO and Treasurer of the Company. A copy of the press release containing such announcement is found in Exhibit 99.1 hereto, which is incorporated herein by reference.

Mr. Volz’s employment will be for a one year period effective from June 4, 2007 but may be terminated at any time upon sixty days written notice from either party. He will receive a starting salary of $225,000 per year.

Mr. Volz has been a principal of the Telecom Expert Group since 2002. From 2000 to 2001, Mr. Volz was a consultant to SBC Communications. Prior to 2000, Mr. Volz was employed at Ameritech in a number of positions, most notably as Vice President of Marketing and Business Development at Ameritech Information Industry Services, Vice President of Business Development at Ameritech Development, and Vice President of Strategic Investments at Ameritech International. Mr. Volz has over 30 years experience in finance, business development, planning and marketing in U.S. and international communications markets. He has served as Treasurer and board member of MagyarCom, the Ameritech and Deutsche Telecom holding company formed as a result of the acquisition of Matav (now Magyar Telekom). In addition to being a CPA, Mr. Volz holds an MBA from the Kellogg School of Management and a B.S.I.E from the University of Illinois.

Mr. Volz will be eligible for an annual bonus composed of: (1) 4.5% of the amount by which Operating Income performance is better than the approved annual target, up to a maximum of 15% of his base pay, and (2) a percentage ranging from zero percent to 30 percent of base pay for individual performance in comparison to objectives set annually by the Company’s Board of Directors. For example, satisfying but not exceeding his annual objectives would entitle Mr. Volz to a bonus of 15% of his base pay for this component of the bonus plan.

The Board of Directors also approved the following bonus. During each calendar year Mr. Volz is employed under the agreement, he shall be eligible, without any need to exercise any right, to a bonus in the event of an increase in share value during that year. This bonus is equal to the aggregate amount of the increase that would have been experienced by a person holding 25,000 shares if such shares were priced at 120% of market price when the year began. The increase, if any, is calculated by using the change in the average daily closing price from one December to the next, except that for 2007 any increase will be measured using the average daily closing price for April 2007 as an initial value.

In order to receive the cash bonus and the stock appreciation bonus, Mr. Volz must be actively employed by the Company on the respective payment dates. The Agreement provides that no severance will be paid at termination; however the Company may provide continuation of pay and benefits in the event that the Company elects to terminate the agreement in advance of the previously stated 60 day notification period.

The Company will provide Mr. Volz with a $4,800 per month housing and travel allowance for the duration of his employment, which also includes remuneration to defray tax consequences. He will also be eligible to participate in and receive benefits under the Company’s regular 401(k) savings plan, but he will not be eligible for health and welfare benefits such as medical and dental benefits, life insurance, and short and long-term disability. He will also be provided with a Company paid PDA or mobile phone, as well as concession telephone, toll, DSL and digital television services consistent with those available to other Company management employees.

Mr. Volz will continue to be covered by a previously executed agreement with the Company indemnifying him with respect to certain legal costs and expenses pursuant to the Company’s By-Laws and the New York Business Corporation Law. This agreement is in the form previously utilized by the Company with other officers and directors.

The contract between Mr. Volz and the Company, entered into on January 25, 2007, is superseded by this new agreement.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release entitled "Volz to Continue as WVT CFO," dated June 7, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

June 7, 2007	By:	Duane W. Albro

Name: Duane W. Albro
Title: President & CEO

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Exhibit Index

Exhibit No.	Description

99.1	Press release entitled "Volz to Continue as WVT CFO," dated June 7, 2007.